Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. Comments on Unsolicited Third Party Mini-Tender Offer

NEW YORK, March 13, 2020 /PRNewswire/– Healthcare Trust, Inc. (“HTI”) announced that, after careful evaluation, its board of directors strongly recommends that HTI’s stockholders reject the latest unsolicited mini-tender offer launched by MacKenzie Realty Capital, Inc. and certain of its affiliates (collectively, “MacKenzie”) to purchase up to 1,000,000 shares of HTI’s common stock.

HTI does not endorse MacKenzie’s latest opportunistic offer and reminds its stockholders that MacKenzie is not affiliated with HTI or the HTI advisor. Make no mistake, MacKenzie is not a charitable organization, they are a for-profit business that capitalizes on the illiquidity of NYCR shares by buying shares at a price significantly below their estimated per share net asset value in order to make a significant profit.

MacKenzie has had limited success in acquiring shares from HTI’s stockholders in its several previous mini-tender offers. HTI’s board of directors strongly recommends that HTI’s stockholders reject the latest MacKenzie offer, because, among other reasons:

•	Opportunistic Attempt to Profit at Stockholders’ Expense. HTI’s board of directors believes that MacKenzie’s offer represents yet another opportunistic attempt by MacKenzie to make a profit by purchasing shares at a low stock price and, as a result, deprive stockholders who tender their HTI shares of the potential opportunity to realize the long-term value of their investment in HTI. The MacKenzie $7.59 per share offer price is significantly less than HTI’s current estimated per-share net asset value (“Estimated Per-Share NAV”) of $17.50[1] as of December 31, 2018. Although Estimated Per-Share NAV does not represent the price that a stockholder could obtain if he or she sold his or her shares, including if HTI listed its shares on a national securities exchange or if HTI liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities, the price offered by MacKenzie is still $9.91 per share, or 57%, less than Estimated Per-Share NAV.

We believe it is clear that MacKenzie would not be making the offer if it did not think HTI’s shares would be worth significantly more in the future.

•	MacKenzie’s Offer Avoids Important Investor Protections and Disclosure. The latest MacKenzie offer has not been publicly filed and avoids important investor protections and disclosure. In fact, the SEC has cautioned investors about mini-tender offers, noting that “[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard…” The SEC has also published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

o	The MacKenzie offer avoids important investor protections, including accepting tenders only on a first come, first served basis with no right to withdraw or rescind a tender, even if the MacKenzie offer is extended. As a result, once MacKenzie receives it, a tender is irrevocable.

1 For a full description of the methodologies and assumptions, as well as certain information and qualifications, used to value HTI’s assets and liabilities in connection with the calculation of Estimated Per-Share NAV, see HTI’s Current Report on Form 8-K dated April 3, 2019 filed with the SEC. HTI expects to publish a new estimated per-share NAV as of December 31, 2019 on or around April 3, 2020. There can be no assurance as to whether the new estimated per-share NAV will be higher or lower than the current estimated per-share NAV.

o	Unlike tender offers required to be filed with the SEC, the MacKenzie offer materials in our opinion fail to adequately address certain matters, including: a complete description of the risks associated with the MacKenzie offer; a clear discussion of the methodologies used by MacKenzie to determine its offer price or how it has valued HTI’s shares; completeness of disclosure as to the identity of MacKenzie, its control persons and promoters and their financial wherewithal; and a clear disclosure of HTI shares owned by MacKenzie and its affiliates.

HTI believes that each stockholder must individually evaluate whether to tender his, her or its shares. The HTI board suggests stockholders carefully consider all the factors discussed in the limited MacKenzie offer materials before deciding to participate, including consulting with any financial or tax advisors when considering the MacKenzie offer.

HTI appreciates its stockholders trust in the company and its board of directors and thanks them for their continued support. HTI encourages its stockholders to follow the board of directors’ recommendation to not tender shares in the latest MacKenzie offer. If you do not wish to tender shares in the MacKenzie offer, simply do not respond.

For questions or further information, please contact HTI’s Investor Relations department at 866-902-0063.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing and other healthcare-related facilities. Additional information about HTI can be found on its website at www.healthcaretrustinc.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in HTI, as well as the success that HTI may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause HTI’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HTI’s most recent Annual Report on Form 10-K and HTI’s most recent Quarterly Report on Form 10-Q, as such risks, uncertainties and other important factors may be updated from time to time in HTI’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063